Exhibit 99.1

Barnes Group Inc.

Executive Office

Bristol, CT 06010

Tel: (860) 583-7070

Brian D. Koppy Investor Relations (860) 973-2126 Stephen J. McKelvey Corporate Communications (860) 973-2132

BARNES GROUP ANNOUNCES SALE OF $85 MILLION

PRINCIPAL AMOUNT OF 3.75% CONVERTIBLE NOTES

Bristol, Connecticut, July 26, 2005 — Barnes Group Inc. (NYSE: B) announced today the sale of $85 million aggregate principal amount of its 3.75% Convertible Senior Subordinated Notes due August 1, 2025. The notes are being sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, the Company granted the initial purchasers an option to purchase up to an additional $15 million in aggregate principal amount of the notes.

The notes will be unsecured senior subordinated obligations of the Company and will be convertible, under certain circumstances, into a combination of cash and common stock of the Company. The notes will rank junior in right of payment with all of the Company’s existing and future senior indebtedness and equal in right of payment with any of its other senior subordinated indebtedness. The notes will be effectively subordinated to the indebtedness and other liabilities of the Company’s subsidiaries.

The notes will bear interest at the annual rate of 3.75% and beginning on February 7, 2011, the Company will pay contingent interest during the applicable interest period if the average trading price of the notes on the five trading days ending on the second trading day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of the notes. The contingent interest payable per note within any applicable interest period will equal an annual rate of 0.25% of the average trading price of a note during the five trading day measuring period.

The notes may be converted, under certain circumstances, into a combination of cash and common stock of the Company upon certain events, under the following circumstances: during specified periods, if the price of the Company’s common stock reaches specified thresholds;

subject to certain limitations, during a specified conversion period if the trading price for the notes falls below certain thresholds; if the Company calls the notes for redemption; or upon the occurrence of certain corporate transactions. The conversion rate will be approximately 23.7029 shares of common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $42.19 per share of common stock. The conversion rate will be subject to adjustment upon the occurrence of specified events. Upon conversion, the Company will deliver cash equal to the lesser of the aggregate principal amount of notes to be converted and the Company’s total conversion obligation, plus cash or shares of the Company’s common stock, at the Company’s election, in respect of the remainder, if any, of the Company’s conversion obligation. If certain corporate transactions occur on or prior to February 7, 2011, the Company will increase the conversion rate by a number of additional shares of common stock or, in lieu thereof, the Company may under certain circumstances elect to adjust the conversion rate and the related conversion obligation so that the notes will be convertible into shares of the acquiring or surviving company.

The notes may not be redeemed by the Company prior to February 7, 2011. Holders of notes may require the Company to repurchase some or all of the notes on February 1, 2011, February 1, 2016 and February 1, 2021 and upon certain specified corporate transactions.

The Company intends to use the net proceeds from the offering to repay outstanding indebtedness under its revolving credit facility, and to the extent any net proceeds remain, for general corporate purposes which may include the repayment or reduction of its other indebtedness, capital expenditures, working capital requirements and acquisitions. The closing of the sale of the notes is expected to occur on August 1, 2005, and is subject to the satisfaction of customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Barnes Group Inc. (www.barnesgroupinc.com) is a diversified international manufacturer of precision metal components and assemblies and a distributor of industrial supplies, serving a wide range of markets and customers. Founded in 1857 and headquartered in Bristol, Connecticut, Barnes Group consists of three businesses with 2004 sales of $994.7 million: Barnes Distribution, an international, full-service distributor of maintenance, repair, operating, and production supplies; Associated Spring, one of the world’s largest manufacturers of precision mechanical and nitrogen gas products and a global supplier of retaining rings, reed valves, shock discs, and injection-molded plastic components; and Barnes Aerospace, a manufacturer and repairer of highly engineered assemblies and components for commercial and military aircraft engines, airframes, and land-based industrial gas turbines. Over 5,900 dedicated employees at 60 locations worldwide contribute to Barnes Group Inc.’s success.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements. Investors are encouraged to consider these risks and uncertainties as described within the Company’s periodic filings with the Securities and Exchange Commission, including the following: the ability of the Company to integrate newly acquired businesses and to realize acquisition synergies on schedule; changes in market demand for the types of products and services produced and sold by the Company; the Company’s success in identifying and attracting customers in new markets; the Company’s ability to develop new and enhanced products to meet customers’ needs timely; the effectiveness of the Company’s marketing and sales programs; uninsured claims; increased competitive activities that could adversely affect customer demand for the Company’s products; the availability of raw materials at prices that allow the Company to make and sell competitive products; changes in economic, political and public health conditions worldwide and in the locations where the Company does business; interest and foreign exchange rate fluctuations; regulatory changes; the possibility of declines in the stock market; risks related to consolidation occurring in the Company’s industries; risks related to dependence on government spending for defense-related products; the possibility of a downturn in the automotive industry; risks related to loss or delay in purchases by customers; risks related to pricing leverage of original equipment manufacturers; risks related to not realizing all sales expected from backlog or anticipated orders; the possibility of not recovering all up-front costs related to original equipment manufacturing programs and revenue sharing programs; risks related to cost overruns and losses on fixed-price contracts; and the possibilities of loss of key personnel, a shortage of skilled employees and labor problems. The Company assumes no obligation to update any forward-looking statements contained in this release.

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